Exhibit 99.1

FOR IMMEDIATE RELEASE
February 10, 2010	Investor Relations Contact:
Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
Allen Goldberg
(571) 299-9344
allen.goldberg@neustar.biz
Neustar Announces Results for Fourth Quarter
and Full-Year 2009
Fourth Quarter Revenue $134.2 million, up $6.8 million or 5% Year-over-Year
2010 Revenue Growth Expected to Range between 8% and 11%
STERLING, VA, February 10, 2010 — Neustar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industries, today announced consolidated results for the quarter and year ended December 31, 2009, and provided full-year guidance for 2010.
Fourth-Quarter Results
•	Revenue of $134.2 million, up from $127.4 million for the 2008 quarter

•	Net income of $27.8 million, up from a net loss of $42.5 million for the 2008 quarter

•	EBITDA of $58.2 million, up from an EBITDA loss of $17.5 million for the 2008 quarter

•	EPS of $0.37 per diluted share, up from a loss per diluted share of $0.57 for the 2008 quarter
“Our solid performance for the quarter and the year, reflected by our profitability and cash generation, demonstrates the strength of our management team, the resilience of our business model and our ability to meet customer needs with our innovative services,” said Jeff Ganek, Neustar’s chairman and chief executive officer. “Neustar begins 2010 on a positive trajectory, and we expect that momentum to continue. Looking ahead, we will continue to invest in innovative services that fuel our growth.”
Full-Year 2009 Results
•	Revenue of $480.4 million, compared to $488.8 million for 2008

•	Net income of $101.1 million, up from net income of $4.3 million for 2008

•	EBITDA of $205.6 million, compared to EBITDA of $109.7 million for 2008

•	EPS of $1.34 per diluted share, compared to $0.06 per diluted share for 2008

•	Cash, cash equivalents and short-term investments of $342.2 million compared to $161.7 million at year-end 2008

Paul Lalljie, Neustar’s chief financial officer, added, “In 2009, as demonstrated by our results, we successfully managed the business in challenging economic conditions and established a stable base to build upon for the future. Our financial strength, expertise in the growing IP markets that we serve and our experienced management team provide us with the confidence to meet our 2010 guidance.”
Business Outlook for 2010
•	Revenue expected to range from $520 to $535 million, an increase of 8% to 11% over 2009

•	EBITDA margin expected to exceed 42%
Discussion of Fourth Quarter and Full-Year Results
Revenue for the quarter and for the year reflect year-over-year increases from our non-NPAC services, primarily our Ultra Services. In each of the periods, these increases were offset by the anticipated decreases in revenue from our NPAC services in the United States, resulting from the amended pricing terms.
Revenue for the quarter totaled $134.2 million, a 5% increase from $127.4 million in the fourth quarter of 2008, while revenue for the full year totaled $480.4 million, a 2% decrease from $488.8 million in the full year of 2008. Revenue for the quarter and full year from our NPAC services in the United States totaled $78.8 million and $292.5 million, respectively, both of which included additional revenue of $7.5 million related to an unearned customer credit. Also included in the revenue for the quarter and for the year were $4.4 million and $5.4 million, respectively, from one-time functionality improvements, with an additional $5.3 million of revenue to be recognized during 2010.
•	Addressing revenue increased 6% to $38.1 million in the fourth quarter and increased 3% to $134.3 million in the full year. Both increases were primarily due to an increase in revenue from our Ultra Services, offset by lower revenues from our NPAC services.

•	Interoperability revenue increased 10% to $16.6 million in the fourth quarter and decreased 9% to $58.7 million in the full year. The fourth quarter increase was primarily due to higher revenue from our order management services, offset by lower revenue from our NGM services. The full-year decrease was primarily due to lower revenue from our NPAC services and from our telephone number portability services in Canada.

•	Infrastructure and other revenue increased 4% to $79.5 million in the fourth quarter and decreased 2% to $287.4 million in the full year. The fourth quarter increase was primarily due to greater revenue from ongoing support services for telephone number portability solutions outside the United States and one-time functionality improvements requested by our customers, offset by the lower revenue from our NPAC services. The full-year decrease was primarily a result of the lower revenue from our NPAC services, offset by higher revenue from ongoing support services for telephone number portability solutions outside the United States and one-time functionality improvements requested by our customers.

The table below displays fourth quarter and full-year 2009 operating expense, net (loss) income and per share data, and EBITDA and EBITDA per share data compared to the corresponding periods in 2008. With respect to the corresponding periods in 2008, the table below includes separate columns for data that includes and excludes the impairment charges incurred in 2008 related to our NGM business segment.

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008	2008(1)	2009	2008	2008(2)	2009
	Including	Absent impairment		Including	Absent impairment
	impairment charges	charges		impairment charges	charges
	(in thousands, except per share data)
	(unaudited)
Operating Expense	$154,487	$73,594	$85,929	$419,739	$309,825	$312,827
Net (Loss) Income	$(42,476)	$32,229	$27,803	$4,294	$107,903	$101,141
EPS / diluted share	$(0.57)	$0.43	$0.37	$0.06	$1.42	$1.34
EBITDA(3)	$(17,450)	$65,290	$58,226	$109,688	$221,449	$205,598
EBITDA / diluted share(3)	$(0.24)	$0.87	$0.77	$1.44	$2.91	$2.72

(1)	Absent the $64.6 million goodwill impairment charge, the $18.2 million charge for impairment of long-lived assets, and the associated adjustments to depreciation and amortization and provision for income taxes, where applicable. All charges are related to our NGM business segment and were recorded in the fourth quarter of 2008. Further details are included in the reconciliation table below.

(2)	Absent the $29.0 million goodwill impairment charge recorded in the first quarter of 2008, the $64.6 million goodwill impairment charge recorded in the fourth quarter of 2008, the $18.2 million charge for impairment of long-lived assets recorded in the fourth quarter of 2008, and the associated adjustments to depreciation and amortization and provision for income taxes, where applicable. All charges are related to our NGM business segment. Further details are included in the reconciliation table below.

(3)	Non-GAAP financial measures reconciled below.
Absent the 2008 fourth quarter non-cash impairment charges related to our NGM business segment, total operating expense for the fourth quarter increased 17% to $85.9 million and increased 1% to $312.8 million for the full year. Included in operating expense for the fourth quarter and for full-year 2009 are restructuring charges of $3.3 million and $6.0 million, respectively, which are related to both our Clearinghouse and our NGM business segments. In the fourth quarter of 2008 and full-year 2008, there was a restructuring charge of $1.7 million related to our NGM business segment.
Cash, cash equivalents and short-term investments totaled $342.2 million as of December 31, 2009, compared to $303.2 million as of September 30, 2009 and $161.7 million as of December 31, 2008.

Reconciliation of Non-GAAP Financial Measures
In this press release, Neustar presents certain non-GAAP financial data. The following is a reconciliation of EBITDA to net (loss) income for the quarter and year ended December 31, 2008 and 2009. Also provided is a reconciliation of projected EBITDA to estimated Net Income for the year ending December 31, 2010:
Reconciliation of EBITDA to Net (Loss) Income

	Three Months Ended		Year Ended		Year Ending
	December 31,		December 31,		December 31,
	2008	2009	2008	2009	2010(1)
		(in thousands, except per share data)
	(unaudited)		(unaudited)		(unaudited)
Total revenue	$127,413	$134,230	$488,845	$480,385	$527,500

Net (loss) income	$(42,476)	$27,803	$4,294	$101,141	$106,000
Add: Depreciation and amortization	9,624	9,925	40,582	38,040	44,000
Less: Other expense (income)	1,891	235	3,125	(1,448)	(500)
Add: Provision for income taxes	13,511	20,263	61,687	67,865	72,000

EBITDA	$(17,450)	$58,226	$109,688	$205,598	$221,500

EBITDA per diluted share	$(0.24)	$0.77	$1.44	$2.72	$2.88

EBITDA margin(2)	(14%)	43%	22%	43%	42%

Weighted average diluted common shares outstanding	73,951	75,685	76,107	75,465	77,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.

(2)	EBITDA margin is a measure of EBITDA as a percentage of total revenue.

EBITDA, EBITDA per diluted share and EBITDA margin are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that these measures enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the following reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
Reconciliation of EBITDA to Net (Loss) Income and EBITDA to Net Income in the absence of the impairment charges for the quarter and the year ended December 31, 2008

	Three Months Ended	Year Ended
	December 31, 2008	December 31, 2008
	(in thousands, except per share data)
	(unaudited)
Net (loss) income	$(42,476)	$4,294
Add: Impairment of goodwill (1)	64,581	93,602
Add: Impairment of long-lived assets (1)	18,159	18,159
Less: Adjustment for depreciation and amortization (1) (2)	(1,847)	(1,847)
Less: Adjustment for provision for income taxes (2)	(6,188)	(6,305)

Net income excluding impairments	$32,229	$107,903

Net income excluding impairments per diluted share	$0.43 (3)	$1.42

Add: Depreciation and amortization	11,471	42,429
Add: Other expense (income)	1,891	3,125
Add: Provision for income taxes	19,699	67,992

EBITDA excluding impairments	$65,290	$221,449

EBITDA excluding impairments per diluted share	$0.87	$2.91

Weighted average diluted common shares outstanding	75,253 (3)	76,107

(1)	Excluding the impairments of goodwill and long-lived assets for the period presented, taking into account the adjustment to depreciation and amortization for such period, total operating expenses would have been $73.6 million for the fourth quarter of 2008 and $309.8 million for the full-year 2008, as opposed to the GAAP measurement of total operating expense of $154.5 million and $419.7 million, respectively.

(2)	Adjustment reflects difference to recorded amount in the absence of the impairment of goodwill and impairment of long-lived assets during the period presented, assuming the effective tax rate for each such period.

(3)	To understand the comparison of the net loss of $0.57 per diluted share for the fourth quarter of 2008 against the net income of $0.43 per diluted share that the company would have recorded in the absence of the goodwill impairment charge and the long-lived asset impairment charge, it is important to note that the weighted average diluted common shares outstanding used to calculate the net loss per diluted share for the fourth quarter was 74.0 million, as compared to the weighted average diluted common shares outstanding used to calculate the net income excluding impairments per diluted share, which is 75.3 million. This difference in weighted average diluted common shares outstanding results from the exclusion of the dilutive impact of such equity awards in the diluted share calculation when a company records a net loss for the applicable period as opposed to inclusion of equity awards in this calculation when a company records net income.

Conference Call
As announced on February 5, 2010, Neustar will conduct an investor conference call to discuss the company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.neustar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing (888) 437-9274 (international callers dial (719) 457-2694). For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern Time) Wednesday, February 17, 2010 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 4017541, or by going to the Investor Relations tab of the company’s website (www.neustar.biz).
Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release and the financial tables, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) solves complex communications challenges and provides market-leading, innovative solutions and directory services to enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future, such as guidance regarding our 2010 results. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly and yearly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully identify and complete acquisitions, integrate and support the operations of businesses we acquire, our ability to redeem auction rate securities, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2009	2008	2009
	(unaudited)		(audited)	(unaudited)
Revenue:

Addressing	$35,837	$38,096	$130,736	$134,253
Interoperability	15,077	16,601	64,305	58,723
Infrastructure and other	76,499	79,533	293,804	287,409

Total revenue	127,413	134,230	488,845	480,385

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	26,606	30,452	105,589	113,260
Sales and marketing	17,374	24,178	74,182	83,371
Research and development	5,085	3,385	27,527	16,160
General and administrative	11,367	14,700	58,407	55,974
Depreciation and amortization	9,624	9,925	40,582	38,040
Restructuring charges	1,691	3,289	1,691	6,022
Impairment of goodwill	64,581	—	93,602	—
Impairment of long-lived assets	18,159	—	18,159	—

	154,487	85,929	419,739	312,827

(Loss) income from operations	(27,074)	48,301	69,106	167,558
Other (expense) income:
Interest and other expense	(11,803)	(1,402)	(16,237)	(6,071)
Interest and other income	9,912	1,167	13,112	7,519

(Loss) income before income taxes	(28,965)	48,066	65,981	169,006
Provision for income taxes	13,511	20,263	61,687	67,865

Net (loss) income	$(42,476)	$27,803	$4,294	$101,141

Net (loss) income per common share:
Basic	$(0.57)	$0.37	$0.06	$1.36

Diluted	$(0.57)	$0.37	$0.06	$1.34

Weighted average common shares outstanding:
Basic	73,951	74,394	74,350	74,301

Diluted	73,951	75,685	76,107	75,465

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2009
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$161,653	$342,191
Restricted cash	496	512
Accounts and unbilled receivables, net	72,635	67,005
Prepaid expenses and other current assets	18,205	18,087
Income taxes receivable	4,621	—
Deferred tax assets	11,079	6,973

Total current assets	268,689	434,768

Property and equipment, net	64,160	73,881
Goodwill and intangible assets, net	134,661	127,206
Other non-current assets	47,412	6,825
Deferred tax assets, long-term	4,244	5,124

Total assets	$519,166	$647,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$59,103	$72,052
Income taxes payable	—	2,764
Deferred revenue	32,530	26,117
Notes payable and capital lease obligations	10,123	11,222
Accrued restructuring reserve	1,867	2,459
Other liabilities	430	3,891

Total current liabilities	104,053	118,505

Deferred revenue, long-term	11,657	8,923
Notes payable and capital lease obligations, long-term	11,933	10,766
Accrued restructuring reserve, long-term	1,589	1,111
Other liabilities, long-term	3,281	4,062

Total liabilities	132,513	143,367

Total stockholders’ equity	386,653	504,437

Total liabilities and stockholders’ equity	$519,166	$647,804